AT-346881

Certificate Of Incorporation

I, **FLOSSIEBELL M. MARAGH** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22. that all requirements of the said Law in respect of registration were complied with by*

China Eco-Materials Group Co. Limited

中国环保新材集团有限公司

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 7th day of January Two Thousand Nineteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of January Two Thousand Nineteen

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 288022610233
www.verify.gov.ky
17 January 2019